UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2024

Streamline Health Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Old Milton Pkwy., Box 1353
Alpharetta, GA 30009
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (888) 997-8732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment to Employment Agreement with Executive Chairman

As previously reported on the Company’s Current Report on Form 8-K filed on October 16, 2023, the Company appointed Wyche T. “Tee” Green, III as Executive Chairman of the Company, effective October 13, 2023. In connection with his appointment, the Company and Mr. Green entered an amendment (the “Amendment”) to Mr. Green’s existing employment agreement (as amended, the “Employment Agreement”), effective May 7, 2024. Pursuant to the Amendment, Mr. Green will receive an annual base salary of $100,000 and will receive a one-time cash bonus of $35,000 payable upon execution of the Amendment. Mr. Green is also eligible to receive the standard employee benefits made available by the Company to its employees generally.

If the Employment Agreement is terminated by the Company or Mr. Green for any reason, Mr. Green will generally be entitled to (i) accrued but unpaid salary through his termination date and (ii) reimbursement of expenses incurred prior to his termination date (the “Accrued Obligations”). In the event of a Change in Control (as defined in the Employment Agreement) of the Company during the term of the Employment Agreement, or if any such termination occurs within ninety (90) prior to or within twelve (12) months following a Change in Control, Mr. Green will be entitled to receive (i) the Accrued Obligations and (ii) post-termination severance benefits consisting of (A) twelve (12) months’ base salary and (B) an amount equal to twelve (12) times the monthly rate of the Company’s subsidy for coverage in its medical, dental and vision plans for active employees, and all stock options, restricted stock, and all other equity awards (if any) granted to Mr. Green that are outstanding immediately prior to the Change in Control shall immediately vest in full as of the date of the Change in Control. In addition, Mr. Green’s base salary, solely for the purposes of calculating the Change in Control Separation Benefits (as defined in the Employment Agreement), shall be $480,000. All other terms of the Employment Agreement remain unchanged.

In connection with the Amendment, Mr. Green is eligible to receive a restricted stock award in an amount equal to $150,000 under the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (as amended, the “2013 Plan”) on the date of the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), subject to the continued employment of Mr. Green on such date. The shares of restricted stock will vest in full on the one-year anniversary of the grant date, subject to the continued employment of Mr. Green on such vesting date. Mr. Green is also eligible to receive a restricted stock award in an amount equal to $100,000 under the 2013 Plan on the date of the Annual Meeting, subject to the continued employment of Mr. Green on such date. The shares of restricted stock will vest if the closing price of the Company’s common stock reaches $1.75 per share, subject to the continued employment of Mr. Green on such date.

The foregoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
EXHIBIT NUMBER	DESCRIPTION

10.1*	Second Amendment to Employment Agreement, dated May 7, 2024, by and between the Company and Wyche T. “Tee” Green, III
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAMLINE HEALTH SOLUTIONS, INC.

Date: May 13, 2024	By:	/s/ Wyche T. “Tee” Green, III
Wyche T. “Tee” Green, III
Executive Chairman